As filed with the Securities and Exchange Commission on August 15, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STANLEY BLACK & DECKER, INC.

(Exact Name of Registrant as Specified in Its Charter)

Connecticut	1000 Stanley Drive	06-0548860
(State or Other Jurisdiction of Incorporation or Organization)	New Britain, Connecticut 06053 (Address of Principal Executive Offices Including Zip Code)	(I.R.S. Employer Identification No.)

Stanley Black & Decker, Inc. Deferred Compensation Plan for Non-Employee Directors

(Full Title of the Plan)

Janet M. Link, Esquire

Stanley Black & Decker, Inc.

1000 Stanley Drive

New Britain, Connecticut 06053

(860) 225-5111

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations(2)	$40,000,000	N/A	$40,000,000	$4,636

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional securities that may become issuable under the above Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	The deferred compensation obligations are unsecured obligations of Stanley Black & Decker, Inc. (the “Company”) to pay deferred compensation in the future pursuant to the terms of the Stanley Black & Decker, Inc. Deferred Compensation Plan for Non-Employee Directors.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

(2)	Quarterly Reports on Form 10-Q for the fiscal quarters ended April 1, 2017 and July 1, 2017

(3)	Current Reports on Form 8-K, filed with the Commission on January 5, 2017, January 19, 2017, March 14, 2017, April 25, 2017 and May 17, 2017; and

(4)	the description of the Common Stock contained in the Registrant’s registration statement on Form 8-A, filed with the Commission under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on November 1, 1985, and any amendment or report filed for the purpose of updating such description (including the amendment filed on March 12, 2010).

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration

Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

This registration statement covers deferred compensation obligations (the “Deferred Compensation Obligations”) that may be offered under the Stanley Black & Decker, Inc. Deferred Compensation Plan for Non-Employee Directors (the “Plan”). The Deferred Compensation Obligations under the Plan represent obligations of the Company to pay participants certain compensation amounts that the participants have elected to defer. Subject to the terms and conditions set forth in the Plan, each participating non-employee director may elect to defer eligible compensation, and amounts deferred are credited to each participant’s account. The Deferred Compensation Obligations are payable in cash or in shares of the Company’s Common Stock (valued at the mean between the highest and lowest sales prices of the Common Stock reported as New York Stock Exchange-Composite Transactions for the first business day of the calendar quarter immediately following the quarter in which such compensation is earned), as elected by the participant, and generally will be paid either in a lump-sum or in installments over a certain term upon termination of service, in accordance with the Plan and the applicable deferral election notice.

Cash amounts credited to the participant’s account shall accrue interest commencing on the date such fees would otherwise have been paid, at a rate for each calendar quarter fixed by the Treasurer of the Company at the commencement of each such calendar quarter based upon the yield for five-year U.S. Treasury Notes as reported for the last business day of the preceding calendar quarter. Interest so determined shall be compounded at the end of each calendar quarter and credited to the participant’s account. Amounts credited to the participant’s account shall continue to accrue interest until distributed in accordance with the Plan.

Shares credited to the participant’s account shall accrue amounts equivalent to cash or stock dividends. Such amounts shall accrue interest or amounts equivalent to dividends in the same manner as other amounts which may be credited to a participant’s account.

The obligation to pay the vested balance of each Plan participant’s account shall at all times be an unfunded and unsecured obligation of the Company. Benefits are payable solely from the Company’s general funds and are subject to the risk of corporate insolvency. Participants will not have any interest in any particular assets of the Company by reason of any obligation created under the Plan.

The summary and description above does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by reference to, the Plan.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

The validity of the Common Stock and Deferred Compensation Obligations being registered pursuant to this Registration Statement has been passed upon by Janet M. Link, Senior Vice President, General Counsel and Secretary of the Registrant. Ms. Link owns shares of the Registrant’s Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Connecticut Business Corporations Act. Sections 33-770 through 33-776 of the Connecticut Business Corporation Act provide that a corporation in the Company’s circumstances may indemnify a director or officer against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred by him, including attorneys’ fees, for actions brought against him in his capacity as a director or officer, when it is determined by certain disinterested parties that he acted in good faith in a manner he reasonably believed to be in the corporation’s best interest (or in the case of conduct not in his official capacity, at least not opposed to the best interests of the corporation). In any criminal action or proceeding, it also must be determined that the director or officer had no reasonable cause to believe that his conduct was unlawful. The director or officer must be indemnified when he is wholly successful on the merits or otherwise in the defense of a proceeding or in circumstances where a court determines that he is entitled to indemnification or that it is fair and reasonable that the director or officer be indemnified. In connection with shareholder derivative suits, the director or officer may not be indemnified except for reasonable expenses incurred in connection with the proceeding (and then only if it is determined that he met the relevant standard of conduct described above), subject, however, to courts’ power under Section 33-774 to order indemnification. Unless ordered by a court under Section 33-774, a corporation may not indemnify a director with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not he was acting in his official capacity.

Certificate of Incorporation and Bylaws. The Stanley Black & Decker, Inc. Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or any of its shareholders for monetary damages in an amount greater than the compensation received by that director for serving the Company during the year of the violation to the extent permitted by applicable law, which permits such limitation provided that such violation must not involve a knowing and culpable violation of law, enable the director or an affiliate to receive an improper personal gain, show a lack of good faith and a conscious disregard for the director’s duty to the corporation, amount to an abdication of the director’s duty to the corporation, or create liability for an unlawful distribution. The Company’s bylaws also provide for the indemnification of directors and officers to the extent permitted by applicable law.

Directors & Officers Insurance. The Company has purchased insurance providing officers and directors of the Company (and their heirs and other legal representatives) coverage against certain liabilities arising from any negligent act, error, omission or breach of duty claimed against them solely by reason of their being such officers and directors, and providing coverage for the Company against its obligation to provide indemnification as required by the above-described statute.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The exhibits to this Registration Statement are listed in the Exhibit Index, which appears at the end of this Registration Statement and is incorporated by reference herein.

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)    that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Britain, State of Connecticut, on this fifteenth day of August, 2017.

STANLEY BLACK & DECKER, INC.

By:	/s/ Janet M. Link
	Name:	Janet M. Link
	Title:	Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on this fifteenth day of August, 2017.

Signature	Title

*	Director and President and Chief Executive Officer (Principal Executive Officer)
James M. Loree
*	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Donald Allan Jr.
*	Vice President and Chief Accounting Officer (Principal Accounting Officer)
Jocelyn S. Belisle

*	Director
Andrea J. Ayers

*	Director
George W. Buckley

*	Director
Patrick D. Campbell

*	Director
Carlos M. Cardoso

*	Director
Robert B. Coutts

Signature	Title

*	Director
Debra A. Crew

*	Director
Michael D. Hankin

*	Director
Marianne M. Parrs

*	Director
Robert L. Ryan

* By: /s/ Janet M. Link Janet M. Link Attorney-in-Fact

EXHIBIT INDEX

3.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on May 2, 2012).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2A to the Company’s Annual Report on Form 10-K filed February 15, 2017).

4.1	Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3 dated November 6, 2003).

5.1*	Opinion of Janet M. Link as to legality.

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Janet M. Link (included in Exhibit 5.1).

24.1*	Stanley Black & Decker, Inc. Power of Attorney.

99*	Stanley Black & Decker Deferred Compensation Plan for Non-Employee Directors.

*	Filed herewith.